PRC Qingdao Lawyer
律师

Address No.81 building, Hongkong east road,316
266000, Qingdao,
PR China

地址 中国,
266000, 青岛崂山
区香港东路 316 号 81 号楼

Name: Lu Xianhui
姓名: 鲁贤辉

Status – PRC attorny of the company **FORTSCHRITT Qingdao Agritech Ltd.**

现状-中华人民共和国 弗驰瑞特（青岛）农业机械有限公司 律师

To Whom It May Concern
致相关人士

Confirmation
确认书

I hereby attest, Mr. Lu Xianhui, attorny in charge of the **FORTSCHRITT Qingdao Agritech Ltd.**, that the corporate structure is legal and complies with Chinese law.
我鲁贤辉，弗驰瑞特（青岛）农业机械有限公司律师，在此证明，公司结构合法，符合中国法律。

Legal representative:	Mr. Andreas Spiegler
Business Licence number:	91370282MA3CTTNE10
法人代表	安德烈斯 史佩戈
营业执照号码	91370282MA3CTTNE10

The company is registered in PCR China, Qingdao, Jimo under the following address:
FORTSCHRITT Qingdao Agritech Ltd.
Huanxiu Street Office
ShuangLong Industrial Park,
266201 Jimo, Qingdao, PR China

本公司在中国青岛即墨注册，注册地址如下:
弗驰瑞特（青岛）农业机械有限公司
环秀街道办事处
双龙工业园
266201 即墨 青岛 中华人民共和国

鲁贤辉

Lu Xianhui Date: 2019. 12. 20
鲁贤辉
Attorny
律师